Exhibit 10.10
SENIOR ADVISOR MEMORANDUM OF UNDERSTANDING

This Senior Advisor Memorandum of Understanding (“MOU” or “Agreement”) is entered into as of March 3, 2026 (the “Effective Date”), by and between Kinsale Management, Inc., (the “Company”), and Brian D. Haney (“Advisor”).
TERMS OF MEMORANDUM OF UNDERSTANDING
1. Engagement and Term
1.1 Engagement. The Company hereby engages Advisor to serve as a Senior Advisor, and Advisor hereby accepts such engagement, on the terms and conditions set forth in this Agreement.
1.2 Term. The engagement shall commence on the Effective Date and shall continue for a period of one (1) year, unless earlier terminated in accordance with Section 7. The engagement may be renewed by mutual written agreement of the parties prior to expiration.
2. Duties and Responsibilities
2.1 Services. During the Term, Advisor shall provide advisory services to the Company, including but not limited to:
•Participation in ten (10) non-deal road shows and/or conferences;
•Conducting approximately one hundred (100) investor calls;
•Participate in the annual Kinsale Investor Day, and
•Such other reasonable services as may be requested by the Chief Executive Officer.
2.2 Standard of Performance. Advisor agrees to devote such time and attention as is reasonably necessary to fulfill the above duties and to act in good faith and in the best interests of the Company. Advisor and the Company agree that (other than specifying times/locations for attendance at designated events) the Company does not dictate the time, location, or manner of Advisor’s performance of services under this Agreement.
3. Compensation
3.1 Annual Fee. As compensation for services rendered under this Agreement, the Company shall pay Advisor a fee of Five Hundred Thousand Dollars ($500,000) per year, payable in twelve equal monthly installments upon receipt of an invoice from Advisor. Advisor shall be solely responsible for all tax consequences of the compensation paid under this Section, and the Company will not withhold taxes from this compensation. The Company shall issue a Form 1042-S or Form 1099, as applicable, to Advisor at the appropriate time(s) in connection with these payments.

3.2 Pro Rata Adjustment. In the event of termination prior to expiration of the Term, compensation shall be paid on a pro rata basis through the effective date of termination.
3.3 Business Expenses. The Company shall reimburse Advisor for reasonable out-of-pocket expenses incurred by Advisor in performing services under this Agreement, subject to receipt of adequate supporting documentation (as determined by the Company) and provided that the expenditures are approved in advance by the Company.
4. Benefits and Bonus
4.1 Benefits. Advisor’s participation in Company-sponsored employee benefit plans shall cease on March 31, 2026. As an independent contractor, Advisor understands that he will no longer be covered under any Company benefit plans, including, but not limited to, any health care, retirement, disability, or life insurance plans.
4.2 Bonus. Advisor shall not be eligible for any annual or incentive bonus for periods following March 2, 2026.
5. Stock Awards
5.1 RSA Vesting. The Company shall continue to administer Advisor’s next Restricted Stock Award (“RSA”) vest scheduled for March 1, 2026.

5.2 Tax Treatment. The Company shall pay applicable taxes on Advisor’s behalf in connection with the March 1, 2026 vest, consistent with its prior practices during Advisor’s employment. Any taxes due with respect to RSAs or other stock awards vesting after March 1, 2026 shall be the sole responsibility of Advisor.
6. Independent Contractor Status
6.1 Authority
Advisor shall perform services as an independent contractor and not as an employee of the Company. Nothing in this Agreement shall be construed to create an employment relationship, partnership, or joint venture between the parties. Advisor shall not have authority to bind the Company in any contractual or legal obligation, and shall not hold himself out to others as having any such authority. Advisor shall be responsible for all of his own acts or omissions, and the Company shall not be vicariously liable for any such acts or omissions. Advisor will indemnify and hold harmless the Company from all losses, liabilities, and costs incurred by the Company on account of any acts or omissions of Advisor.
6.2 Insurance
As an independent contractor, Advisor understands and agrees that the Company will not be providing Advisor with workers’ compensation insurance. Advisor acknowledges and understands that any injuries sustained in the course of performing services under this Agreement will not be covered by workers’ compensation. In addition, Advisor is solely responsible for obtaining and maintaining automobile insurance and all other industry standard insurance coverages in connection with any services provided under this Agreement.
6.3 Compliance with Laws
Advisor agrees to comply with all applicable laws, regulations, and ethical and other rules pertaining to the services provided under this Agreement.
7. Termination
7.1 Termination by Notice. Either party may terminate this Agreement for any reason upon sixty (60) days’ prior written notice to the other party. In addition, the Company may terminate this Agreement immediately in the event of a material breach of this Agreement by Advisor.
7.2 Compensation Upon Termination. In the event of termination, Advisor shall be entitled to compensation accrued through the termination date.
8. Confidentiality
Advisor acknowledges that during the course of this engagement, Advisor may have access to confidential or proprietary information of the Company (“Confidential Information”). Advisor agrees to maintain the confidentiality of all Confidential Information and not to access, use, or disclose any Confidential Information except as required to perform services under the Agreement, as required by law, or with prior written consent of the President of the Company. For clarity, Confidential Information does not include information that is generally known in the industry or that becomes public through no act or omission of Advisor.
9. Resources and Access Rights
9.1 Company Resources. In order to perform his duties as Senior Advisor, Advisor shall retain access to and use of the following Company resources during the Term of this Agreement:
•Advisor’s Company email address;
•Company-issued laptop computer;
•Building access credentials;
•Advisor’s personal drive and associated digital files;
•Access to Expensify for expense reporting;
•Access to S&P Capital IQ;
•Access to S&P Corporate Access;
•Access to Directors Desk; and
•Access to ChatGPT (Company subscription).

9.2 Company Policies. Advisor’s use of the above resources shall remain subject to all applicable Company policies, including but not limited to information security, confidentiality, and acceptable use policies. Advisor acknowledges that all documents, devices, information and resources provided to Advisor under this Agreement are and shall remain the exclusive property of the Company or its licensors (as applicable).
9.3 Intellectual Property
Advisor agrees that all ideas, reports, summaries, concepts, know-how and information, systems, routines, data models, designs, processes, and any other tangible or intangible work product (including, without limitation, all notes and drafts related thereto) and all proprietary rights associated with any of the foregoing (including, without limitation, trademarks, patent rights, and copyrights) (collectively, “Intellectual Property”) which result from, or are developed, conceived or reduced to practice in the course of or as a result of any services performed by Advisor pursuant to this Agreement will be the sole and exclusive property of the Company, including all rights, title and ownership thereto and thereof. Advisor hereby irrevocably assigns and transfers to the Company and, to the extent any such assignment cannot be made at present, will assign and transfer to the Company and its successors and assigns all right, title and interest in all Intellectual Property created or developed pursuant to this Agreement. Advisor agrees to sign all necessary documents or take such other actions as the Company may reasonably request in order to perfect any and all such rights.
9.4 Return of Property. Upon termination of this Agreement, Advisor shall immediately return to the Company all Company property, including all Confidential Information in any form or medium, and cease use of all Company systems and accounts, unless otherwise agreed in writing by the Company.
10. Miscellaneous
10.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings. For purposes of clarity, nothing in this Agreement shall supersede or modify any obligations Advisor may have under existing contracts with the Company that, by their nature, survive termination of Advisor’s employment, including, without limitation, any such obligations under Advisor’s Non-Solicit Agreement and Mutual Arbitration Agreement.
10.2 Amendments. This Agreement may be amended only by a written instrument signed by both parties.
10.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

10.4 Notices. All notices under this Agreement shall be in writing and delivered personally, by certified mail, or by recognized overnight courier to the parties at their respective addresses on file with the Company.
10.5 Assignment. Advisor shall not assign any rights under this Agreement, or delegate the performance of any duties hereunder, without the prior written consent of the Company, which may be withheld in the Company’s sole discretion.
10.6 Waiver of Jury Trial. BOTH PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
Kinsale Management, Inc.

By: /s/ Michael P. Kehoe
Name: Michael P. Kehoe
Title: Chief Executive Officer
Date: February 13, 2026

Advisor

Signature: /s/ Brian D. Haney
Name: Brian D. Haney
Date: February 13, 2026